Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Startech Environmental Corporation on Form S-1, Post-Effective Amendment No. 4 [File No. 333-145903] of our report dated February 12, 2009, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2008 and 2007 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
(formerly Marcum & Kliegman LLP)
New York, New York
August 12, 2009